ALRT Adding International Reference Dosing to Insulin Dose Adjustment (IDA) Feature for International Market Expansion

Product development underway to add reference doses based on International Diabetes Federation, Australia, Canada, New Zealand and UK Guidelines

(September 25, 2017 -- RICHMOND, VA) On September 18, 2017, the United States Food and Drug Administration (FDA) granted clearance to ALR Technologies Inc. (OTCQB: ALRT) for an innovative insulin dose adjustment (IDA) feature of the ALRT diabetes management system.

The ALRT system with IDA uses the American Association of Clinical Endocrinologists (AACE) and American Diabetes Association (ADA) insulin dosing guidelines to process patient blood glucose values to provide reference doses based on the guidelines. The reference doses are compared with the patient's current insulin dose(s) to determine whether current insulin dosing is optimal. If there is a difference between the patient's current insulin dose(s) and the reference doses, this difference will be flagged and a notification sent to the managing healthcare provider (HCP) suggesting an insulin dose review. The blood glucose values are uploaded directly from the patient's blood glucose meter.

ALRT will be offering more insulin dosing options for HCP as reference. Besides reference doses from AACE and ADA, the following will be added:

International Diabetes Federation (IDF)	International
Royal Australian College of General Practitioners (RACGP) and Diabetes Australia	Australia
Canadian Diabetes Association (CDA)	Canada
National Institute for Health and Care Excellence (NICE)	UK
NZ-MOH (NZ Ministry of Health)	New Zealand

Additional reference dosing options will be added as the ALRT diabetes management platform is introduced to other jurisdictions.

The IDA feature is intended only for insulin-requiring Type 2 diabetes patients to provide the HCP with reference doses. IDA is not indicated for patients who utilize insulin pumps and it is limited to adults with Type 2 diabetes on fixed dose regimen of insulin.

SEC Update
The Company has contacted the SEC to seek guidance on a plan to remedy its reporting deficiencies.

Convertible Debenture Private Placement
The Company has authorized a private placement for up to $5 million of secured convertible debentures. The convertible debentures would share security on a pro-rata basis with the existing secured creditors of the Company and would be exercisable into shares of common stock at $0.05 per share. The Company has not placed any convertible debentures to date and will now begin seeking placees. The funds will be used to fund ongoing working capital and bring the Company current with its SEC reporting requirements.

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About ALR Technologies Inc.
ALR Technologies is a medical device company providing an FDA-cleared and HIPAA compliant diabetes management system that collects data directly from blood glucose meters. The System processes and streamlines collected data to support clinicians and caregivers to improve patient outcomes and assist health plans to optimize their investments in chronic disease care. Currently, the Company is focused on diabetes and will expand its services to cover other chronic diseases anchored on verifiable data. More information about ALR Technologies, Inc. can be found at www.alrt.com.

Contact: Ken Robulak: 727.736.3838 email: info@alrt.com